UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 1, 2022

Vertex Pharmaceuticals Incorporated
(Exact name of registrant as specified in its charter)

Massachusetts	000-19319	04-3039129
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
50 Northern Avenue
Boston, Massachusetts 02210
(Address of principal executive offices) (Zip Code)

(617) 341-6100
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.01 Par Value Per Share	VRTX	The Nasdaq Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On July 1, 2022 (the “Closing Date”), Vertex Pharmaceuticals Incorporated, a Massachusetts corporation (the “Company” or “we”), entered into a Credit Agreement (the “2022 Credit Agreement”), with Vertex Pharmaceuticals (Europe) Limited, a private limited company incorporated in England and Wales and a wholly-owned subsidiary of the Company, as a co-borrower, Vertex Pharmaceuticals (Ireland) Limited, a private company limited by shares incorporated in Ireland and a wholly-owned subsidiary of the Company, as a co-borrower, certain other wholly-owned subsidiaries of the Company party thereto as subsidiary guarantors, the lenders and issuing banks party thereto and Bank of America, N.A., as administrative agent, which provides for a $500 million senior unsecured revolving facility. Up to $100 million of the senior unsecured revolving facility may be allocated for loans and letters of credit in certain non-U.S. Dollar currencies (the “Alternative Currencies”). The 2022 Credit Agreement also provides that, subject to satisfaction of certain conditions, we may request that the borrowing capacity under the 2022 Credit Agreement be increased by an additional $500 million. Proceeds of borrowings under the 2022 Credit Agreement will be used for general corporate purposes. The outstanding loans under the 2022 Credit Agreement mature, and the unused commitments thereunder terminate, on July 1, 2027.

U.S. Dollar-denominated loans made under the 2022 Credit Agreement will bear interest, at our option, at a rate per annum equal to either a base rate or a SOFR-based rate, in each case, plus an applicable margin. Under the 2022 Credit Agreement, the applicable margin on base rate loans ranges from 0.000% to 0.500% and the applicable margin on SOFR-based loans ranges from 1.000% to 1.500% (such margin, the “Applicable Benchmark Margin”), in each case, depending upon, either (x) the Company’s consolidated funded indebtedness to consolidated EBITDA ratio for the most recently completed four fiscal quarter period (the “Consolidated Leverage Ratio”) or (y) to the extent available, the Company’s credit rating. Alternative Currency-denominated loans will bear interest at a rate per annum equal to the applicable benchmark rate for such Alternative Currency plus the Applicable Benchmark Margin. Loans made under the 2022 Credit Agreement may be prepaid at par and commitments under the 2022 Credit Agreement may be reduced at any time, in whole or in part, without premium or penalty (except for customary SOFR breakage costs).

Loans made under the 2022 Credit Agreement will be guaranteed by certain of our existing and future domestic subsidiaries, subject to certain customary exceptions and limitations.

The 2022 Credit Agreement contains customary representations and warranties and affirmative and negative covenants, which include a financial covenant to maintain a Consolidated Leverage Ratio of 3.50 to 1.00, subject to an increase to 4.00 to 1.00 following a material acquisition.

The 2022 Credit Agreement also contains customary events of default. In the case of a continuing event of default, the administrative agent would be entitled to exercise various remedies, including the acceleration of amounts due under any outstanding loan.

The foregoing summary of the 2022 Credit Agreement is not complete and is qualified in its entirety by reference to the full and complete 2022 Credit Agreement, a copy of which will be filed with our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2022.

Item 1.02 Termination of a Material Definitive Agreement

On the Closing Date, we terminated and repaid all outstanding obligations under our existing credit agreement, dated as of September 17, 2019, as amended, with certain subsidiaries party thereto as co-borrowers and/or guarantors, the lenders and issuing banks party thereto, and Bank of America, N.A., as administrative agent (the “2019 Credit Agreement”). In connection with the termination of the 2019 Credit Agreement, all guarantees thereunder were terminated and released.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information disclosed under Item 1.01 of this Current Report on Form 8-K is incorporated by reference herein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VERTEX PHARMACEUTICALS INCORPORATED
(Registrant)

Date: July 5, 2022	/s/ Joy Liu
Joy Liu
Senior Vice President and General Counsel